UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                 SCHEDULE 13G

                                (Rule 13d-102)

                             Information Statement
                       Pursuant to Rules 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                              Ingram Micro Inc.
    ----------------------------------------------------------------------
                               (Name of Issuer)

                        Class A Common Stock, par value $0.01
    ----------------------------------------------------------------------
                        (Title of Class of Securities)

                                    457153
                           -----------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement  [ ]


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Martha R. Ingram

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   2,852,819
Person With
                                 6. SHARED VOTING POWER

                                    79,825,612

                                 7. SOLE DISPOSITIVE POWER

                                    2,852,819

                                 8. SHARED DISPOSITIVE POWER

                                    79,825,612

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           82,678,431

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           68.9%


12.   TYPE OF REPORTING PERSON

          IN


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Orrin H. Ingram, II

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,943,741
Person With
                                 6. SHARED VOTING POWER

                                    71,286,290

                                 7. SOLE DISPOSITIVE POWER

                                    1,943,741

                                 8. SHARED DISPOSITIVE POWER

                                    71,286,290

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           73,230,031

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           66.3%


12.   TYPE OF REPORTING PERSON

          IN


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           John R. Ingram

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,872,107
Person With
                                 6. SHARED VOTING POWER

                                    71,286,290

                                 7. SOLE DISPOSITIVE POWER

                                    1,872,107

                                 8. SHARED DISPOSITIVE POWER

                                    71,286,290

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           73,158,397

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           66.2%


12.   TYPE OF REPORTING PERSON

          IN


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           David B. Ingram

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,145,104
Person With
                                 6. SHARED VOTING POWER

                                    71,286,290

                                 7. SOLE DISPOSITIVE POWER

                                    1,145,104

                                 8. SHARED DISPOSITIVE POWER

                                    71,286,290

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           72,431,394

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           66.0%


12.   TYPE OF REPORTING PERSON

          IN


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Robin B. Ingram Patton

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   380,328
Person With
                                 6. SHARED VOTING POWER

                                    71,055,197

                                 7. SOLE DISPOSITIVE POWER

                                    380,328

                                 8. SHARED DISPOSITIVE POWER

                                    71,055,197

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           71,435,525

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           65.7%


12.   TYPE OF REPORTING PERSON

          IN



CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Roy E. Claverie

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   472,079
Person With
                                 6. SHARED VOTING POWER

                                    5,589,429

                                 7. SOLE DISPOSITIVE POWER

                                    472,079

                                 8. SHARED DISPOSITIVE POWER

                                    5,589,429

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,061,508

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           15.9%


12.   TYPE OF REPORTING PERSON

          IN


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           QTIP Marital Trust Created Under the E. Bronson Ingram
           Revocable Trust Agreement Dated January 4, 1995

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   69,099,259
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    69,099,259

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           69,099,259

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           65.0%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G


1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   814,817
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    814,817

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           814,817

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Martha and Bronson Ingram Foundation

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   231,093
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    231,093

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           231,093

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.6%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           E. Bonson Ingram 1994 Charitable Lead Annuity Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,955,938
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    1,955,938

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,955,938

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.0%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Orrin Henry Ingram, II, Under Agreement with
           E. Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   345,868
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    345,868

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           345,868

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.9%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Orrin Henry Ingram, II, Under Agreement with
           E. Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   942,175
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    942,175

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           942,175

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.5%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Orrin Henry Ingram, II, Under Agreement with
           E. Bronson Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   75,916
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    75,916

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           75,916

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.2%


12.   TYPE OF REPORTING PERSON

          OO



CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The Orrin H. Ingram Irrevocable Trust Dated July 9,
           1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   71,007
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    71,007

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           71,007

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of Orrin H. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   6,892
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    6,892

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,892

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for John Rivers Ingram, Under Agreement with
           E. Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   347,387
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    347,387

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           347,387

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.9%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for John Rivers Ingram, Under Agreement with
           E. Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   926,365
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    926,365

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           926,365

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.4%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for John Rivers Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   75,916
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    75,916

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           75,916

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO



CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The John R. Ingram Irrevocable Trust Dated July 9,
           1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   71,007
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    71,007

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           71,007

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO



CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of John R. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   6,892
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    6,892

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The John and Stephanie Ingram Family 1996
           Generation Skipping Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   31,497
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    31,497

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,497

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,304,185
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    1,304,185

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,304,185

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.4%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated June 14, 1968


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   3,479,842
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    3,479,842

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,479,842

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.5%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for David B. Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   142,586
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    142,586

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          142,586

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The David B. Ingram Irrevocable Trust Dated July
           9, 1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   133,365
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    133,365

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          133,365

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of David B. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   12,945
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    12,945

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,945

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO



CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           David and Sarah Ingram Family 1996 Generation
           Skipping Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   59,157
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    59,157

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          59,157

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   926,365
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    926,365

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          926,365

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.4%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,852,729
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    1,852,729

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,852,729

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.7%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   75,926
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    75,926

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,926

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The Robin Ingram Patton Irrevocable Trust Dated
           July 9, 1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   71,007
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    71,007

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,007

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of Robin B. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   6,892
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    6,892

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO


CUSIP NO. 457153                13G

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           SunTrust Bank, Atlanta

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Georgia

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   20,320
Person With
                                 6. SHARED VOTING POWER

                                    10,845,746

                                 7. SOLE DISPOSITIVE POWER

                                    20,320

                                 8. SHARED DISPOSITIVE POWER

                                    10,845,746

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,866,066

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          22.5%


12.   TYPE OF REPORTING PERSON

          BK


Item 1(a). Name of Issuer:

           Ingram Micro Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive
           Offices:

           1600 E. St. Andrew Place
           Santa Ana, CA 92705

Item 2(a). Name of Persons Filing:

           Martha R. Ingram

           Orrin H. Ingram, II

           John R. Ingram

           David B. Ingram

           Robin B. Ingram Patton

           Roy E. Claverie

           QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995 ("QTIP Trust")

           E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust ("Charitable Remainder")

           Martha and Bronson Ingram Foundation ("Foundation")

           E. Bronson Ingram 1994 Charitable Lead Annuity Trust ("Charitable Lead")

           Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("OHI '67 Trust")

           Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("OHI '68 Trust")

           Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("OHI '75 Trust")

           The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992 ("OHI '92 Trust")

           Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("OHI '82 Trust")

           Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("JRI '67 Trust")

           Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("JRI '68 Trust")

           Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("JRI '75 Trust")

           The John R. Ingram Irrevocable Trust Dated July 9, 1992 ("JRI '92 Trust")

           Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("JRI '82 Trust")

           The John and Stephanie Ingram Family 1996 Generation Skipping Trust ("JRI Family Trust")

           Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("DBI '67 Trust")

           Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("DBI '68 Trust")

           Trust for David B. Ingram, Under Agreement with Hortense E. Ingram Dated December 22, 1975 ("DBI '75 Trust")

           The David B. Ingram Irrevocable Trust Dated July 9, 1992 ("DBI '92 Trust")

           Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("DBI '82 Trust")

           David and Sarah Ingram Family 1996 Generation Skipping Trust ("DBI Family Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("RBI '67 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("RBI '68 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("RBI '75 Trust")

           The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992 ("RBI '92 Trust")

           Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("RBI '82 Trust")

           SunTrust Bank, Atlanta ("SunTrust")

           In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b). Address of Principal Business Office or, if None, Residence:

           The business address of each of Martha R. Ingram, Orrin H. Ingram and John R. Ingram, II is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The business address of David B. Ingram is c/o Ingram Entertainment Inc., 2 Ingram Boulevard, La Vergne, TN 37089.

           The address of Robin B. Ingram Patton is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The address of Roy E. Claverie is 6107 Hickory Valley Road, Nashville, TN 37205.

           The address of QTIP Trust, Foundation and Charitable Lead is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The address of Charitable Remainder is c/o Martha R. Ingram, Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The address of each of OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust is c/o SunTrust Bank, Atlanta, Attn: Thomas A. Shanks, Jr., Trust Company Tower, 25 Park Place, 2nd Floor, Atlanta, GA 30303.

           The address of each of OHI '92 Trust, OHI '82 Trust, JRI '92 Trust, JRI '82 Trust, DBI '92 Trust, DBI '82 Trust, RBI '92 Trust and RBI '82 Trust is c/o Roy E. Claverie, 6107 Hickory Valley Road, Nashville, TN 37205.

           The address of JRI Family Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205

           The address of DBI Family Trust is c/o Thomas H. Lunn,
           Ingram Entertainment Inc., 2 Ingram Boulevard, La Vergne,
           TN 37089.

           The address of SunTrust is Trust Company Tower, 25 Park Place, NE, Atlanta, GA 30303


Item 2(c). Citizenship:

           Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d). Title of Class of Securities:

           Class A Common Stock, par value $0.01 per share

Item 2(e). CUSIP Number:

           457153

Item 3.    Type of Reporting Person:

           N/A

Item 4.    Ownership:

           (a), (b) and (c)

           The entities named in Exhibit 1 (excluding Roy E. Claverie and SunTrust) (the "Shareholders") and the Company entered into a Board Representation Agreement (the "Agreement") dated as of November 6, 1996. Except as described in footnotes (10) and (11) below, all of the shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), covered by this statement are subject to the Agreement, which requires (i) the Shareholders to vote for certain directors of the Company and (ii) a majority of the Shareholders to approve certain corporate transactions. The parties to the Agreement (other than the Company) and certain trustees of certain Shareholders are filing this Schedule 13G jointly. The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. Based on information provided by the Company, as of December 31, 1997, there were outstanding 37,285,381 shares of Class A Common Stock and 99,714,672 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. The table below indicates the beneficial ownership of Class A Common Stock as of December 31, 1997 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, certain securities convertible into, or exchangeable for, shares of Class A Common Stock, may be deemed to be shares of Class A Common Stock for purposes of determining beneficial ownership. See footnote (2) below. Also indicated is the percentage of Common Equity (as defined below) owned by each of the persons filing this statement. All shares are Class B Common Stock, except as noted:

===============================================================================
                                                  % Class A
                        Beneficial              Common Stock          % Common
                       Ownership at                  at              Equity at
                      12/31/97(1)(2)             12/31/97(2)        12/31/97(3)
--------------------------------------------------------------------------------
Martha R. Ingram     82,678,431(4)(5)               68.9%               60.3%
--------------------------------------------------------------------------------
Orrin H. Ingram,     73,230,031(5)(6)               66.3%               53.4%
II
--------------------------------------------------------------------------------
John R. Ingram       73,158,397(5)(7)               66.2%               53.5%
--------------------------------------------------------------------------------
David B. Ingram      72,431,394(5)(8)               66.0%               52.9%
--------------------------------------------------------------------------------
Robin B. Ingram      71,435,525(5)(9)               65.7%               52.1%
Patton
--------------------------------------------------------------------------------
Roy E. Claverie       6,061,508(5)(10)              15.9%                4.4%
--------------------------------------------------------------------------------
QTIP Trust           69,099,259                     65.0%               50.4%
--------------------------------------------------------------------------------
Charitable              814,817                      2.1%                0.6%
Remainder
--------------------------------------------------------------------------------
Foundation              231,093                      0.6%                0.2%
--------------------------------------------------------------------------------
Charitable Lead       1,955,938                      5.0%                1.4%
--------------------------------------------------------------------------------
OHI '67 Trust           345,868                      0.9%                0.3%
--------------------------------------------------------------------------------
OHI '68 Trust           942,175                      2.5%                0.7%
--------------------------------------------------------------------------------
OHI '75 Trust            75,916                      0.2%                0.1%
--------------------------------------------------------------------------------
OHI '92 Trust            71,007                      0.2%                0.1%
--------------------------------------------------------------------------------
OHI '82 Trust            6,892                       0.0%                0.0%
--------------------------------------------------------------------------------
JRI '67 Trust           347,387                      0.9%                0.3%
--------------------------------------------------------------------------------
JRI '68 Trust           926,365                      2.4%                0.7%
--------------------------------------------------------------------------------
JRI '75 Trust            75,916                      0.2%                0.1%
--------------------------------------------------------------------------------
JRI '92 Trust            71,007                      0.2%                0.1%
--------------------------------------------------------------------------------
JRI '82 Trust             6,892                      0.0%                0.0%
--------------------------------------------------------------------------------
JRI Family Trust         31,497                      0.1%                0.0%
--------------------------------------------------------------------------------
DBI '67 Trust         1,304,185                      3.4%                1.0%
--------------------------------------------------------------------------------
DBI '68 Trust         3,479,842                      8.5%                2.5%
--------------------------------------------------------------------------------
DBI '75 Trust           142,586                      0.4%                0.1%
--------------------------------------------------------------------------------
DBI '92 Trust           133,365                      0.4%                0.1%
--------------------------------------------------------------------------------
DBI '82 Trust            12,945                      0.0%                0.0%
--------------------------------------------------------------------------------
DBI Family Trust         59,157                      0.2%                0.0%
--------------------------------------------------------------------------------
RBI '67 Trust           926,365                      2.4%                0.7%
--------------------------------------------------------------------------------
RBI '68 Trust         1,852,729                      4.7%                1.4%
--------------------------------------------------------------------------------
RBI '75 Trust            75,926                      0.2%                0.1%
--------------------------------------------------------------------------------
RBI '92 Trust            71,007                      0.2%                0.1%
--------------------------------------------------------------------------------
RBI '82 Trust             6,892                      0.0%                0.0%
--------------------------------------------------------------------------------
SunTrust             10,866,066(11)                 22.5%                7.9%
================================================================================


(1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

(2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has
         a right to acquire within 60 days after such date.   For purposes of
         calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

(3) "Common Equity" means the Class A Common Stock and the Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

(4) Includes 2,038,002 shares held by Martha R. Ingram. Also includes the shares held by Charitable Remainder, with respect to which Martha
         R. Ingram acts as trustee. Also includes the shares held by QTIP Trust, Foundation, OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

(5) Excludes 231,000 shares of Class A Common Stock held by Ingram Industries Inc. ("Ingram Industries"). Each of Martha R. Ingram, Orrin H. Ingram, II, John R. Ingram, David B. Ingram, Robin B. Ingram Patton and Roy E. Claverie are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

(6) Includes 1,871,380 shares of Class B Common Stock and options exercisable for 50,339 shares of Class A Common Stock held by Orrin
         H. Ingram, II. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

(7) Includes 1,863,438 shares of Class B Common Stock, 22,022 shares of Class A Common Stock and options exercisable for 8,669 shares of Class A Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

(8) Includes 1,090,920 shares of Class B Common Stock and options exercisable for 54,184 shares of Class A Common Stock held by David
         B. Ingram. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which David B. Ingram acts as a trustee and shares voting and dispositive power. Excludes 2,901 shares of Class A Common Stock held by Ingram Entertainment Inc. David B. Ingram is a principal stockholder of Ingram Entertainment Inc., and may be deemed to be the beneficial owner of the shares held by Ingram Entertainment Inc.

(9) Includes 380,328 shares of Class B Common Stock held by Robin B. Ingram Patton. Also includes the shares held by QTIP Trust and Charitable Lead, with respect to which Robin B. Ingram Patton acts as a trustee and shares voting and dispositive power.

(10) Includes 472,079 shares of Class B Common Stock held by Roy E. Claverie. Also includes the shares held by OHI '82 Trust, JRI '82 Trust, DBI '82 Trust and RBI '82 Trust, with respect to which Roy E. Claverie acted as trustee until January 30, 1998. Also includes 5,243,043 shares of Class A Common Stock held by the Ingram Thrift Plan, and the shares held by RBI '92 Trust, JRI '92 Trust, DBI '92 Trust and OHI '92 Trust, with respect to which Roy E. Claverie acted as a trustee until January 30, 1998 and shared voting and dispositive power. The shares held by the Ingram Thrift Plan are not bound by the terms of the Agreement.

(11) Includes the shares held by OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, OHI '92 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, JRI '92 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, DBI '92 Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust and RBI '92 Trust, with respect to which SunTrust, Atlanta acts as a trustee and shares voting and dispositive power. Also includes 43,329 shares of Class A Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates including SunTrust, Atlanta. SunTrust Banks, Inc. and its affiliates have sole voting and dispositive power with respect to 20,320 of these shares, and shared voting and dispositive power with respect to 4,100 of these shares. SunTrust Banks, Inc. and its affiliates hold the other 18,909 shares in non-discretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Equity it holds. Subsequent to December 31, 1997, SunTrust Bank, Atlanta has become a trustee with respect to OHI '82 Trust, JRI '82 Trust, DBI '82 Trust and RBI '82 Trust.

Item 5.  Ownership of Five Percent or Less of a Class:

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         N/A

Item 8.  Identification and Classification of Members of the Group:

         See Exhibit 1

Item 9.  Notice of Dissolution of Group:

         N/A

Item 10. Certification:

         N/A





                                   SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998

                                                             *
                                            ----------------------------------
                                            Martha R. Ingram


                                                             *
                                            ----------------------------------
                                            Orrin H. Ingram, II


                                                             *
                                            ----------------------------------
                                            John R. Ingram


                                                             *
                                            ----------------------------------
                                            David B. Ingram


                                                             *
                                            ----------------------------------
                                            Robin B. Ingram Patton



                                                             *
                                            ----------------------------------
                                            Roy E. Claverie


                                            QTIP MARITAL TRUST CREATED UNDER THE
                                              E. BRONSON INGRAM REVOCABLE TRUST
                                              AGREEMENT DATED JANUARY 4, 1995

                                            By:  MARTHA R. INGRAM, ORRIN H.
                                                 INGRAM, JOHN R. INGRAM,
                                                 DAVID B. INGRAM AND
                                                 ROBIN B. INGRAM
                                                 PATTON, as Co-Trustees


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  Orrin H. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  John R. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  David B. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  Robin B. Ingram Patton
                                                Title: Co-Trustee


                                            E. BRONSON INGRAM 1995 CHARITABLE
                                               REMAINDER 5% UNITRUST

                                            By:  MARTHA R. INGRAM, as Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Trustee

                                            MARTHA AND BRONSON INGRAM FOUNDATION

                                            By: ORRIN H. INGRAM, JOHN R. INGRAM,
                                                DAVID B. INGRAM, AND ROBIN
                                                BIGELOW INGRAM PATTON, as
                                                Co-Trustees


                                            By:               *
                                                ------------------------------
                                                Name:  Orrin H. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  John R. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  David B. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  Robin Bigelow Ingram
                                                       Patton
                                                Title: Co-Trustee


                                            E. BRONSON INGRAM 1994 CHARITABLE
                                              LEAD ANNUITY TRUST

                                            By: ORRIN H. INGRAM, JOHN R. INGRAM,
                                                DAVID B. INGRAM, AND ROBIN B.
                                                INGRAM PATTON, as Co-Trustees


                                            By:               *
                                                ------------------------------
                                                Name:  Orrin H. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  John R. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  David B. Ingram
                                                Title: Co-Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  Robin B. Ingram Patton
                                                Title: Co-Trustee


                                            TRUST FOR ORRIN HENRY INGRAM, II,
                                              UNDER AGREEMENT WITH E. BRONSON
                                              INGRAM DATED OCTOBER 27, 1967

                                            By: SUNTRUST BANK, ATLANTA AND
                                                MARTHA R. INGRAM, as Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name: Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee


                                            TRUST FOR ORRIN HENRY INGRAM, II,
                                              UNDER AGREEMENT WITH E. BRONSON
                                              INGRAM DATED JUNE 14, 1968

                                            By: SUNTRUST BANK, ATLANTA AND
                                                MARTHA R. INGRAM, as Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name: Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee


                                            TRUST FOR ORRIN HENRY INGRAM, II,
                                              UNDER AGREEMENT WITH HORTENSE B.
                                              INGRAM DATED DECEMBER 22, 1975

                                            By: SUNTRUST BANK, ATLANTA, Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                            Name:  Thomas A. Shanks, Jr.
                                            Title: First Vice President


                                            THE ORRIN H. INGRAM IRREVOCABLE
                                              TRUST DATED JULY 9, 1992

                                            By: SUNTRUST BANK, ATLANTA,
                                                as Co-Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name:  Thomas A. Shanks, Jr.
                                                Title: First Vice President





                                            TRUST FOR THE BENEFIT OF ORRIN H.
                                              INGRAM ESTABLISHED BY MARTHA R.
                                              RIVERS UNDER AGREEMENT OF TRUST
                                              ORIGINALLY DATED APRIL 30, 1982,
                                              AS AMENDED

                                            By: SUNTRUST BANK, ATLANTA, as
                                              Co-Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                            Name:  Thomas A. Shanks, Jr.
                                            Title: First Vice President


                                            TRUST FOR JOHN RIVERS INGRAM, UNDER
                                              AGREEMENT WITH E. BRONSON INGRAM
                                              DATED OCTOBER 27, 1967

                                            By: SUNTRUST BANK, ATLANTA AND
                                                MARTHA R. INGRAM, as Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                            Name:  Thomas A. Shanks, Jr.
                                            Title: First Vice President


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee


                                            TRUST FOR JOHN RIVERS INGRAM, UNDER
                                              AGREEMENT WITH E. BRONSON INGRAM
                                              DATED JUNE 14, 1968

                                            By: SUNTRUST BANK, ATLANTA AND
                                                MARTHA R. INGRAM, as Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name: Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee


                                            TRUST FOR JOHN RIVERS INGRAM, UNDER
                                              AGREEMENT WITH HORTENSE B. INGRAM
                                              DATED DECEMBER 22, 1975

                                            By:  SUNTRUST BANK, ATLANTA, Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name: Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            THE JOHN R. INGRAM IRREVOCABLE TRUST
                                             DATED JULY 9, 1992

                                            By: SUNTRUST BANK, ATLANTA, as
                                              Co-Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name: Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            TRUST FOR THE BENEFIT OF JOHN R.
                                              INGRAM ESTABLISHED BY MARTHA R.
                                              RIVERS UNDER AGREEMENT OF TRUST
                                              ORIGINALLY DATED APRIL 30, 1982,
                                              AS AMENDED

                                            By: SUNTRUST BANK, ATLANTA, as
                                                Co-Trustee


                                            By: Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name:  Roy E. Claverie
                                                Title: First Vice President


                                            THE JOHN AND STEPHANIE INGRAM FAMILY
                                              1996 GENERATION SKIPPING TRUST

                                            By:  WILLIAM S. JONES, as Trustee


                                            By:               *
                                                ------------------------------
                                                Name:  William S. Jones
                                                Title: Trustee


                                            TRUST FOR DAVID B. INGRAM, UNDER
                                              AGREEMENT WITH E. BRONSON INGRAM
                                              DATED OCTOBER 27, 1967

                                            By: SUNTRUST BANK, ATLANTA AND
                                                MARTHA R. INGRAM, as Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name: Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee


                                            TRUST FOR DAVID B. INGRAM, UNDER
                                              AGREEMENT WITH E. BRONSON DATED
                                              JUNE 14, 1968

                                            By:  SUNTRUST BANK, ATLANTA AND
                                                 MARTHA R. INGRAM, as
                                                 Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name: Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee


                                            TRUST FOR DAVID B. INGRAM, UNDER
                                              AGREEMENT WITH HORTENSE B. INGRAM
                                              DATED DECEMBER 22, 1975

                                            By: SUNTRUST BANK, ATLANTA, Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                            Name:  Thomas A. Shanks, Jr.
                                            Title: First Vice President


                                            THE DAVID B. INGRAM IRREVOCABLE
                                             TRUST DATED JULY 9, 1992

                                            By: SUNTRUST BANK, ATLANTA, as
                                              Co-Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                            Name:  Thomas A. Shanks, Jr.
                                            Title: First Vice President



                                            TRUST FOR THE BENEFIT OF DAVID B.
                                              INGRAM ESTABLISHED BY MARTHA R.
                                              RIVERS UNDER AGREEMENT OF TRUST
                                              ORIGINALLY DATED APRIL 30, 1982,
                                              AS AMENDED

                                            By: SUNTRUST BANK ATLANTA,
                                                as Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                               Name:  Thomas A. Shanks, Jr.
                                               Title: First Vice President


                                            DAVID AND SARAH INGRAM FAMILY 1996
                                             GENERATION SKIPPING TRUST

                                            By: THOMAS H. LUNN, as Trustee


                                            By:               *
                                                ------------------------------
                                            Name:  Thomas H. Lunn
                                            Title: Trustee


                                            TRUST FOR ROBIN BIGELOW INGRAM,
                                              UNDER AGREEMENT WITH E. BRONSON
                                              INGRAM DATED OCTOBER 27, 1967

                                            By: SUNTRUST BANK,ATLANTA AND
                                                MARTHA R. INGRAM, as Co-Trustees

                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                            Name:  Thomas A. Shanks, Jr.
                                            Title: First Vice President


                                            By:               *
                                                ------------------------------
                                            Name:  Martha R. Ingram
                                            Title: Co-Trustee


                                            TRUST FOR ROBIN BIGELOW INGRAM,
                                              UNDER AGREEMENT WITH E.
                                              BRONSON INGRAM DATED JUNE 14,
                                              1968

                                            By: SUNTRUST BANK, ATLANTA AND
                                                MARTHA R. INGRAM, as Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name:  Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            By:               *
                                                ------------------------------
                                                Name:  Martha R. Ingram
                                                Title: Co-Trustee




                                            TRUST FOR ROBIN BIGELOW INGRAM,
                                              UNDER AGREEMENT WITH HORTENSE
                                              B. INGRAM DATED DECEMBER 22,
                                              1975

                                            By: SUNTRUST BANK, ATLANTA, Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name:  Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            THE ROBIN INGRAM PATTON IRREVOCABLE
                                             TRUST DATED JULY 9, 1992

                                            By: SUNTRUST BANK, ATLANTA, as
                                                Co-Trustees


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name:  Thomas A. Shanks, Jr.
                                                Title: First Vice President




                                            TRUST FOR THE BENEFIT OF ROBIN B.
                                              INGRAM ESTABLISHED BY MARTHA R.
                                              RIVERS UNDER AGREEMENT OF TRUST
                                              ORIGINALLY DATED APRIL 30, 1982,
                                              AS AMENDED

                                            By: SUNTRUST BANK, ATLANTA, as
                                                Co-Trustee


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name:  Thomas A. Shanks, Jr.
                                                Title: First Vice President


                                            SUNTRUST BANK, ATLANTA


                                            By: /s/ Thomas A. Shanks, Jr.
                                                ------------------------------
                                                Name:  Thomas A. Shanks, Jr.
                                                Title: First Vice President


* Pursuant to the Power of Attorney
filed herewith with the Commission.



/s/ Lily Yan Arevalo            Attorney-in-Fact
--------------------------------
Lily Yan Arevalo


                                 Exhibit Index
                                 -------------


Exhibit                                                Page
------------------                                     ----
   1.            Names of Reporting Persons             60
   2.            Power of Attorney                      63